Exhibit 17.1

Subsidiary Guarantors and Issuers of Guaranteed Registered Securities

Registered U.S. Bonds	Subsidiary Issuer	Parent Guarantor
0.700% Notes due 2024	AstraZeneca Finance LLC	AstraZeneca PLC
1.200% Notes due 2026	AstraZeneca Finance LLC	AstraZeneca PLC
1.750% Notes due 2028	AstraZeneca Finance LLC	AstraZeneca PLC
4.875% Notes due 2028	AstraZeneca Finance LLC	AstraZeneca PLC
4.900% Notes due 2030	AstraZeneca Finance LLC	AstraZeneca PLC
2.250% Notes due 2031	AstraZeneca Finance LLC	AstraZeneca PLC
4.875% Notes due 2033	AstraZeneca Finance LLC	AstraZeneca PLC